EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 14, 2008, with respect to the statement of condition including the related portfolio schedule of Quality Municipals Income Trust, 1st Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 714) as of August 14, 2008, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-151939) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
August 14, 2008